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                         October 25, 2022

       Jason W. Aiken
       Chief Financial Officer
       General Dynamics Corporation
       11011 Sunset Hills Road
       Reston, VA 20190

                                                        Re: General Dynamics
Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 24,
2022
                                                            File No. 001-03671

       Dear Jason W. Aiken:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program